Mark Griffin, Investors 629.213.5672 mark.griffin@alliancebernstein.com	Carly Symington, Media (US) 615.417.5701 carly.symington@alliancebernstein.com

AllianceBernstein Announces Appointment of Bruce Holley to its Board of Directors

NASHVILLE, Tenn., May 15, 2024 -- AllianceBernstein L.P. (NYSE: AB), a leading global investment firm with $737 billion in assets under management, today announced that Bruce Holley has joined the firm’s Board of Directors as an independent member. Mr. Holley’s appointment is effective as of today, and he will sit on the Audit and Risk Committee.

“As an accomplished financial services leader with 30 years of industry experience, we are pleased to add Bruce to our Board,” said AB’s President and CEO Seth Bernstein. “Bruce’s extensive knowledge of the wealth and asset management industry, combined with his proven leadership, will help advance our firm forward.”

Mr. Holley is a Managing Director of Alvarez & Marsal’s Financial Services Industry practice, where he works across banking, wealth and asset management, insurance, fintech, and AI. Prior to joining Alvarez & Marsal, he was a Senior Managing Director at Accenture. Mr. Holley spent 25 years at the Boston Consulting Group as a Senior Partner and Managing Director, where he helped launch their Global Wealth and Asset Management practice. He received his bachelor's degree in biochemistry and an MBA from Harvard University.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers diversified investment services to institutional investors, individuals, and private wealth clients in major world markets. As of April 30, 2024, AllianceBernstein had $737 billion in assets under management. Additional information about AB may be found on our website, www.alliancebernstein.com.
www.alliancebernstein.com    1 of 1